RACHLIN COHEN & Holtz LLP
Certified Public Accountants & Consultants


March 26, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     5TH AVENUE CHANNEL CORP. COMMISSION FILE NUMBER 0-25896

Gentlemen:

In accordance with the requirements of Item 4 of Form 8-K, we have been requested by 5th Avenue Channel Corp. (the Registrant or the Company) to furnish this letter commenting on Item 4 of the Registrant's Form 8-K filed on March 14, 2001.

We do not agree with the statements made by the Registrant in response to the requirements of Regulation S-K, Item 304 (a) in the following respects:

      1. - Description and characterization of our reports on the Registrant's financial statements for the years ended December 31, 1999 and 1998.

      2. Description of each reportable event that occurred within the Registrant's two most recent fiscal years (1999 and 1998) and the interim period in 2000 preceding our dismissal.

1.      AUDITORS' REPORTS

Our reports on the Registrant's financial statements for 1999 and 1998 expressed an unqualified opinion on those financial statements. However, in both such reports, we added an explanatory paragraph to emphasize a matter regarding the financial statements, this emphasis of a matter related to certain liquidity and profitability considerations, as more fully described in the notes to the financial statements. We therefore do not agree with the Registrant's characterization of our reports as being "modified subject to certain liquidity and profitability considerations."

2.      REPORTABLE EVENTS

In connection with our audits of the Registrant's financial statements for 1999 and 1998, we issued a Report on Reportable Conditions to the Audit Committee, Board of Directors and Management for each year. These conditions involved matters relating to significant deficiencies in the Registrant's internal control that could adversely affect the Registrant's ability to develop reliable financial statements.

For 1999, the reported matters included the following: (a) certain operations being accounted for as divisions, rather than as subsidiaries; (b) affording the Audit Committee and Board of Directors appropriate time to review periodic reports and financial statements prior to their filing with the SEC; (c) lack of formalized procedures relating to the development of accounting
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March 26, 2001
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        estimates; (d) Jack of performance Of periodic physical Counts of property and equipment, as well as maintenance Of perpetual records or registers of these assets; (e) treatment of certain consultants/contracted employees as independent contractors, rather than as employees; (f) not Properly reporting certain forms of compensation on IRS Payroll tax forms; (g) a number of deficiencies with regard to the accounting for the Costa Rican operations; (h) a number of deficiencies in the recording and the management of the retail operations division; and (i) lack of communication by the retail division with the accounting department relating to the terms of arrangements with Customers regarding return policy and shared markdowns.

      For 1998, the reported matters included the following- (a) lack of responsible accounting personnel at that time; (b) inadequacies regarding accounting for cash transactions and lack of review of cash by management-
      (c) lack of segregation of duties; (d) lack of timeliness in the generation of financial statements and supporting schedules; (e) general ledger account reconciliations not having been performed on a timely basis, indicating that management had not adequately reviewed accounting transactions; (f) lack of exercise of adequate control ever, and documentation of, capital transactions; (g) assessment of the recoverability of certain long lived assets and investments on a timely basis; (h) accounting procedures and policies not documented in the form of accounting manuals and checklists; (i) allowing insurance coverage for workers' compensation to lapse for several months, and lack of insurance for various assets located in Costa Rica; 6) no written lease agreement for office space in Costa Rica leased from a related party, and inability to locate signed copies of various agreements and contracts; (k) inadequate accounting software program for Costa Rica offices; (1) treating certain consultants/contracted employees as independent contractors, rather than as employees; and (m) inability to locate certain federal and state income tax returns and other tax returns.

      With respect to the subsequent interim period preceding our dismissal, we reviewed the Registrant's financial information included in its Quarterly Reports on Form 10-QSB for the first and second quarters of the year ended December 31, 2000. In this connection, we reported the following matters to the Audit Committee and Board of Directors relating to the first quarter of 2000- (a) the internal control implications of a significant invoice generated outside of the normal accounting process- (b) timely preparation of minutes of meetings of the Board of Directors-, and (c) recording of a certain share exchange transaction in which the exchange of consideration was not fully completed as of the end of the quarter. In connection with the second quarter of 2000, we reported the following matters to the Audit Committee: (a) inadequate procedures, or compliance therewith, for issuing press releases, particularly those that include financial information, having to do with the review or approval of such releases by a responsible accounting official prior to release; and (b) procedures relating to the recording of revenue associated with the sale of certain products, in order to determine if the Registrant was acting as a principal or a sales agent in the transaction.
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  Securities & Exchange Commission
  March 26, 2001
  Page 3

  In the Form 8-K referred to above, the Registrant (a) has excerpted certain language from our auditors' report dated Match 29, 2000, and (b) has asserted that the reportable events outlined above did not have an adverse effect on the Company's financial statements during the period. We do not agree with the Registrant taking certain portions of our auditors' report out of context; our auditors' report speaks for itself in its totality, and no statements included therein should be taken out of context. Moreover, we make no comments on whether or not these matters (the reportable events) had an adverse effect on the Company's financial statements; as indicated in each such Report on Reportable Conditions, we considered the Company's internal control in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements taken as a whole.




                                  RACHLIN COHEN & HOLTZ LLP

Miami, Florida
March 26,2001